Exhibit 99.1
FOR IMMEDIATE RELEASE
ENERGY TRANSFER PARTNERS RAISES GUIDANCE
AND RECOMMENDS INCREASE IN UNITHOLDER DISTRIBUTIONS
DALLAS — July 9, 2008 — Energy Transfer Partners, L.P. (NYSE:ETP) today announced that the Partnership has raised its 2008 and 2009 EBITDA guidance to reflect the Partnership’s continued confidence in its operations and the overall natural gas market environment. The Partnership expects EBITDA for the twelve-month period ending December 31, 2008 to total $1.35 billion, an increase of $100 million, or 8%, from the $1.25 billion previously forecasted. The Partnership also increased its EBITDA guidance for the twelve-month period ending December 31, 2009 by $150 million, resulting in an EBITDA forecast range of $1.7 billion to $1.8 billion, up from the previous forecast range of $1.55 billion to $1.65 billion.
As previously announced, the Partnership completed the Southeast Bossier pipeline in late April and is nearing completion on several other pipeline projects, including the 36-inch Paris Loop and 36-inch Maypearl to Malone pipelines. The completion of these projects, the performance of existing pipeline operations, the continued demand for pipeline capacity, particularly from the Barnett Shale and Bossier Sands producing basins, and the success of securing customer volume commitments on the Mid-Continent Express Pipeline led to the increased EBITDA guidance.
In addition, ETP announced that management will recommend that the Board of Directors of ETP approve a quarterly distribution of $0.89375 per common unit ($3.575 annualized), on ETP’s outstanding common units for the quarter ended June 30, 2008. The cash distribution for the quarter ended June 30, 2008 will be paid on or before August 14, 2008.
Management of Energy Transfer Equity, L.P. (NYSE:ETE) will also make a distribution recommendation to the Board of Directors of ETE in the near future regarding the distribution to its unitholders for the quarter ended June 30, 2008.
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control.

An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
EBITDA Discussion
The Partnership has disclosed in this press release EBITDA which is a non-GAAP financial measure. Management believes EBITDA provides useful information to investors as a measure of comparison with peer companies, including companies that may have different financing and capital structures. The presentation of EBITDA also allows investors to view our performance in a manner similar to the methods used by management and provides additional insight to our operating results.
The Partnership defines EBITDA as total partnership earnings before interest, taxes, depreciation, amortization and other non-cash items, such as compensation charges for unit issuances to employees and other expenses. Non-cash compensation expense represents charges for the value of the grants awarded under the Partnership’s compensation plans over the vesting terms of those plans and are charges which do not, or will not, require cash settlement. Non-cash income or loss such as the gain or loss arising from disposal of assets is not included when determining EBITDA.
EBITDA is used by management to determine our operating performance and, along with other data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
There are material limitations to using a measure such as EBITDA, including the difficulty associated with using it as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss. In addition, our calculation of EBITDA may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as gross margin, operating income, net income, and cash flow from operating activities.
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico and Utah, and owns the largest intrastate pipeline system in Texas. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets and three natural gas storage facilities located in Texas. These assets include approximately 14,300 miles of intrastate pipeline in service, with approximately 500 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.
Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partners units.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts:
Investor Relations:

Brent Ratliff
Energy Transfer
214-981-0700 (office)
Media Relations:
Vicki Granado
Gittins & Granado
214.504.2260 (office)
214.498.9272 (cell)
# # #